Exhibit 99.1

Wednesday 22 April 2009

For immediate release

The Carphone Warehouse Group PLC

Fourth quarter trading update

•                  Strong sales across both divisions

•                  2009 Headline EPS in line with expectations

•                  Increased operating free cash flow guidance for 2010

The Carphone Warehouse is today giving its annual strategy presentation to investors and analysts, and financial guidance for the year to March 2010.  The highlights of this presentation are summarised below.

Q4 highlights

•                  74,000 broadband net adds

•                  Mobile connections up 12% to 3.0m; subscription connections up 2% to 1.1m

•                  Effective year end net debt of c. £180m; Swiss Franc position closed out

•                  Full year headline EPS in line with expectations

•                  Intention to demerge; timing dependent on efficient reallocation of existing credit facilities

•                  Index sector change from General Retailers to Fixed Line Telecommunications in June, reflecting changing business mix of the Group

Guidance for the year to March 2010

•                  Headline EPS expected to be flat year-on-year

•                  TalkTalk Group revenue flat

•                  TalkTalk Group EBIT margin to rise slightly

•                  Associate income (net of tax) of £30-40m from our 50% share in Best Buy Europe

•                  In excess of £150m operating free cash flow across the divisions, net of all Big Box costs

Charles Dunstone, Chief Executive Officer, said:

“The business has performed well in the fourth quarter, with continued sales momentum in both divisions.  The full year out-turn is set to be in line with expectations.  Our broadband business has shown strong progress, reflecting higher gross adds, lower churn and continued operational improvements.  Our value proposition is clearly resonating with customers.  In Best Buy Europe, we have continued to outperform the market with a continuation of the trends of recent quarters, as good volume growth was offset by lower gross margins.

“Best Buy Europe’s plans to enter the consumer electronics market with Big Box stores are progressing well.  We are benefiting from the availability of significantly improved sites at considerably lower rental costs, and we aim to launch the initial stores, coupled with a national web offer, by Spring next year.

“The Board has completed its initial review of the Group structure initiated in November last year.  We believe shareholder value will be best served by a demerger of the two operating businesses to create two separately-listed companies.  However, the timing of any demerger will depend on the cost and reallocation of the Group’s credit facilities.  Meanwhile, the operational separation of the two businesses has already effectively been achieved.

“In the meantime, we have reviewed our sector classification, and both FTSE and Dow Jones have confirmed that with effect from 22 June 2009, we will be re-classified in the Fixed Line Telecommunications sector.  We believe this better reflects the weight of earnings within the Group.

“The macro environment will undoubtedly present challenges in the year ahead but at this stage we are not seeing it deteriorate further.  We are well funded, and have clear and simple strategies for our two businesses which balance growth with tight operational efficiency and cash generation.”

Fourth quarter trading and full year out-turn

TalkTalk Group

We achieved 74,000 broadband net adds in the quarter, taking our total base to 2.8m subscribers.  This represents a significant improvement on previous quarters of the year and we believe we have grown our market share in the period.  Our performance reflects the seasonally strong first calendar quarter of the year, a stronger marketing message around the value proposition, and improved trends in the AOL base.  TalkTalk recorded net adds of 97,000, with the AOL Broadband base declining by 23,000.

We ended the year with 2.2m unbundled customers, representing 78% of the base and making TalkTalk Group easily the largest unbundler in the UK.

Best Buy Europe

Connections at Best Buy Europe were up 12% to 3.0m.  This reflected a very good performance in pre-pay, with further market share gains as capacity withdrew from the market.  Pre-pay connections were up 20%.  Subscription connections rose 2% to 1.1m, with continued strong demand for the iPhone, other smartphones and mobile broadband offset by ongoing weakness in the mid-tier range.  The year-on-year decline in gross margin was similar to the previous quarter.

Cash flow and net debt

We ended the year with effective net debt of approximately £180m.  This figure represents our Group net debt excluding loans on behalf of Best Buy Europe, plus 50% of Best Buy Europe’s net indebtedness.  Underlying cash flow in the second half was in line with expectations, but the weaker £ sterling created adverse currency movements of approximately £90m in the Group and £25m for our 50% share in Best Buy Europe.  We repatriated our brand business and closed out our Swiss Franc position in full by year end.

Full year out-turn

We expect to achieve headline EPS of approximately 12.0–12.5p for the year, after taking into account a 0.3p negative impact from a change in our accounting treatment of subscriber acquisition costs (“SAC”).  We have changed our accounting policy to expense SAC in full as incurred, rather than amortising charges over minimum contract terms as previously.  As a result, the March 2009 year’s financial statements will reflect this change.

Exceptional items

In addition to the Group’s exceptional profits of approximately £600m in the first half, both TalkTalk Group and Best Buy Europe have undertaken comprehensive reviews of their organisational structures and operations in the second half. These reviews have resulted in redundancy and other reorganisation costs of approximately £8-12m in TalkTalk Group and £5-7m for our 50% share in Best Buy Europe, and are expected to generate annualised pre-tax savings of approximately £10m and £50m respectively at the divisional level.

Most of the Group’s adverse currency movement described above will also be reflected as an exceptional profit and loss account item in the March 2009 year as a result of the currency redenomination of the brand subsidiary from Swiss Francs to Sterling.

Group structural review

Following our announcement in November 2008 to initiate a possible separation of the Group’s businesses to create a structure for delivering further value to shareholders, the Board has now completed its initial review and following discussions with stakeholders and advisers believes that a demerger structure can be achieved to create two separately listed companies. Given the wider economic climate, the Board is still reviewing various options in respect of the most appropriate allocation of existing debt facilities and expects to make further progress in this regard in the coming months.

We believe that a demerger will allow us to create two discrete businesses with distinct investment profiles and improved comparability with sector peers.  We have already built up two strong management teams within the operating divisions, and as part of the recent reorganisation we have further reduced the shared overhead of the two businesses and thus increased their autonomy.

As part of the proposed demerger, it is intended that Charles Dunstone will become Chairman of each company.  Major shareholders will be consulted in respect of this proposal.

Outlook and guidance for the year to March 2010

As part of our presentation to analysts and investors today, we will be giving updated financial guidance for the coming year.  The key elements of this guidance are set out below.

Overall, despite the economic climate, we are aiming to deliver a similar level of earnings in the coming year to the March 2009 year, with a strong focus on continuing operational efficiency and cash generation in both businesses.  Within Best Buy Europe we have raised our operating free cash flow guidance for the year.  At the same time, we will maintain our longer term growth aspirations as we prepare for our Big Box launch towards the end of the financial year and enjoy a significant increase in profitability from Best Buy Mobile in North America.

TalkTalk Group

We expect revenue growth at TalkTalk Group to be relatively flat.  We are budgeting for broadband net adds of 125,000 - 175,000, reflecting stable market share in a maturing market.  Broadband ARPUs are set to rise marginally, driven by an increase in TalkTalk customers in the mix and the addition of “Booster” products.  The non-broadband base will continue to decline, albeit at a slower rate.  EBITDA margins (post SAC and marketing) and EBIT margins are set to rise slightly year-on-year, with the savings generated from the recent reorganisation being invested in our plan to bring more of our call centre activities on shore.

With a flat working capital profile and capex of approximately £80m, the division is set to generate in excess of £100m of operating free cash flow during the year.

Best Buy Europe

We anticipate a like-for-like revenue performance of 0 to –3%, with gross margin set to decline by 25-50 basis points as our business mix continues to evolve towards a wider array of products.  Space growth will be 1 to 2%, with a flat to slightly lower overall store count offset by continued investment in our new, larger store format.  We expect to open 30-40 of these new format stores during the year.

We are planning for the decline in gross profit and the start-up costs of our Big Box project to be offset by a combination of a reduction in our operating cost base and strong growth in our profit share from Best Buy Mobile, which we anticipate being £20-25m in the coming year.  Overall, we expect our post-tax share of profits from Best Buy Europe to be in the £30-40m range, reflecting a broadly flat performance year-on-year.

We now expect Best Buy Europe to generate operating free cash flow of approximately £50m, after all capex and working capital relating to the Big Box programme.  Previously, our goal of £50m of operating free cash flow, set out in January, was stated before Big Box capex and working capital, but we now have increased confidence in the cash generation of Best Buy Europe during 2009/10.

Virgin Mobile France

After a further year of investment in customer acquisition and intensive marketing to continue to build the brand, Virgin Mobile is now the largest mobile virtual network operator in France, with over 1.1m customers, and is set to reach profitability on a monthly basis in the second half of the coming year.  The business will continue to be loss-making for the year as a whole, but with increasing visibility of profitability in future years.

The combined impact of start-up losses of our Big Box project and Virgin Mobile is expected to amount to approximately 2p of earnings in the year.

PLC costs

As part of our review of our cost base and operating structure, we have pushed further resource from the Group into the operating divisions.  As a result, we expect PLC costs for the coming year to be in the £5-10m range.

Dividend policy

For the time being, we intend to increase dividends in line with earnings, while at least maintaining the current level of dividend.

Presentation

There is a presentation for investors and analysts on Group strategy and guidance for the coming year at the offices of UBS, 1 Finsbury Avenue, London EC2M 2PP, starting at 10.00am this morning.  The dial-ins are 020 3037 9107 from the UK, and +44 20 3037 9107 or Freephone 1 866 966 5335 for international diallers.  A replay will be available for one week on 020 8196 1998 (UK) or +44 20 8196 1998 or Freephone 1 866 583 1035 (international).  The passcode for the replay is  897311#.  The event will also be audio webcast live at cpwplc.com.

Next announcement

The Group will publish its preliminary results for the year to March 2009 on 5 June 2009.

For Further Information

For analyst and institutional enquiries
Christian Maher	07900 243308
Carla Bloom	07891 094542
Peregrine Riviere	07909 907193

For media enquiries

Shane Conway	07932 199 659

Anthony Carlisle (Citigate Dewe Rogerson)

07973 611 888

020 7638 9571

Operating Statistics

Connections, mix and store numbers

	13 weeks to 28 March 2009
	2009	2008	% change
Connections (000s)
Subscription	1,130	1,108	2%
Pre-pay	1,729	1,445	20%
SIM-free	160	146	10%
Group	3,019	2,699	12%

Store numbers
Directly operated	2,240	2,175	3%
Franchises	219	236	-7%
Group	2,459	2,411	2%

	52 weeks to 28 March 2009
	2009	2008	% change
Connections (000s)
Subscription	4,815	4,450	8%
Pre-pay	7,004	6,456	9%
SIM-free	644	588	10%
Group	12,463	11,494	8%

Customer bases

	As at March
(000s)	2009	2008	% change
Insurance	2,399	2,353	2%

Mobile - TPHT	1,647	1,837	-10%
Mobile – UK MVNO	385	394	-2%

Broadband base	2,806	2,713	3%
Of which unbundled	2,186	1,813	21%
%	78%	67%

Other billed customer base	1,114	1,673	-33%